As filed with the Securities and Exchange Commission on May 15, 2007
Registration No. 333-111447

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT ON FORM S-8
UNDER
THE SECURITIES ACT OF 1933

CORILLIAN CORPORATION
(Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation or organization)	91-1795219 (I.R.S. Employer Identification Number)
3400 NW John Olsen Place
Hillsboro, Oregon 97214-5805
(Address of principal executive offices, including zip code)

Corillian Corporation
2003 Nonqualified Stock Incentive Compensation Plan

Peter J. Kight
Corillian Corporation
3400 NW John Olsen Plane
Hillsboro, Oregon 97214-5805
(503) 629-3300
(Name, address and telephone number, including area code, of agent for service)

EXPLANATORY STATEMENT
SIGNATURES

EXPLANATORY STATEMENT
     On December 22, 2003, Corillian Corporation (“Corillian”) filed with the United States Securities and Exchange Commission a registration statement on Form S-8 (File No. 333-111447) (the “Registration Statement”), which registered 1,000,000 shares of Corillian’s common stock, without par value (the “Corillian Common Stock”) issuable under the terms of the Corillian Corporation 2003 Nonqualified Stock Incentive Compensation Plan.
     On February 13, 2007, Corillian entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CheckFree Corporation (“CheckFree”) and CheckFree’s wholly owned subsidiary. Pursuant to the terms of the Merger Agreement, CheckFree’s wholly owned subsidiary would merge with and into Corillian (the “Merger”), with Corillian being the surviving corporation, and all shares of Corillian Common Stock outstanding at the effective time of the Merger would be converted into the right to receive $5.15 per share, without interest.
     On April 30, 2007, Corillian held a special meeting of shareholders at which the Corillian shareholders approved and adopted the Merger Agreement. The Merger became effective on May 15, 2007 (the “Effective Date”), upon the filing of Articles of Merger with the Secretary of State of the State of Oregon.
     As a result of the Merger, Corillian has terminated all offerings of Corillian Common Stock pursuant to its existing registration statements, including the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to remove from registration all shares of Corillian Common Stock registered under the Registration Statement which remain unsold as of the Effective Date.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on this 15th day of May, 2007.

CORILLIAN CORPORATION
By:	/s/ PETER J. KIGHT
Peter J. Kight
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities indicated below on this 15th day of May, 2007.

Signature	Title

/s/ PETER J. KIGHT Peter J. Kight	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ DAVID E. MANGUM David E. Mangum	Executive Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)

/s/ MARK A. JOHNSON Mark A. Johnson	Director